EXHIBIT 99


SHERWOOD BRANDS LOGO



                          SHERWOOD BRANDS, INC. (AMEX)


COMPANY ANNOUNCES THE ACQUISITION OF E. ROSEN COMPANY
For Immediate Release

FRIDAY, SEPTEMBER 18, 1998

CONTACT: ANAT SCHWARTZ
         SHERWOOD BRANDS, INC.
         (301) 881-9340


(Rockville, MD) - Sherwood Brands, Inc. (AMEX Symbol SHD) announced today that it has agreed to purchase the assets of E. Rosen Company d/b/a School House Candy Co. E. Rosen Company is a Rhode Island based manufacturer of hard candy, jelly beans and lollipops and packer of gift items. E. Rosen has been a major supplier in the holiday gift basket market selling to chains such as Wal-Mart, Kmart and CVS and had approximately $42 million in sales in the fiscal year ended March, 1998.

Uziel Frydman, president and chief executive officer of Sherwood Brands, commented "We believe that this purchase has all the elements that we seek in our growth and acquisition strategy; we have added complementary product lines, excellent manufacturing capability, and opportunities to expand our distribution of both our core products and our newly acquired products. We are excited about the very significant top and bottom line contribution that we expect this purchase to create. We are also very pleased to join the Rhode Island business community and appreciate the very warm and supportive welcome we have received."

Sherwood Brands will pay $4 million in cash for the machinery and equipment, inventory and trade names, trademarks and customer lists of E. Rosen. E. Rosen Company filed a receivership proceeding before the Rhode Island Superior Court on July 31, 1998. Closing for the acquisition is scheduled for September 24, 1998. Sherwood will finance the acquisition with working capital but may seek additional equipment and working capital financing immediately after the closing.



       6110 EXECUTIVE BOULEVARD - SUITE 1080 - ROCKVILLE, MARYLAND 20852 PHONE (301) 881-9340 - FAX NO. (301) 881-0826 - www.sherwoodbrands.com
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SHERWOOD BRANDS LOGO


Sherwood Brands, Inc. headquartered in Rockville, MD is a manufacturer, marketer, and distributor of confectionery products comprised of the following brands: COWS (a line of candy offering both soft and chewy toffees and dairy butter and cream hard candy), RUGER wafers (a line of wafer cookies in three flavors: chocolate, vanilla and strawberry) ELANA (Belgian chocolate bars) and demitasse (a line of tea biscuits offered in a variety of flavors). The company's strategy is to establish brand name identity and nationally market highly distinctive premium quality confectionery products. The company's strategy also includes acquiring complementary products or companies that can benefit from the company's marketing and manufacturing expertise.

This press release contains certain "forward-looking statements" within the meaning of the federal securities laws that involve risks and uncertainties including but not limited to, the success of integration of operations, market acceptance of products, the effects of general economic conditions, the impact of competition and supply and demand changes by the company's customers. Management does not expect to update such forward looking statements continually as conditions change, and readers are urged to review carefully and consider the various disclosures in periodic reports, including reports relating to the acquisition, filed and to be filed with the Securities and Exchange Commission.





       6110 EXECUTIVE BOULEVARD - SUITE 1080 - ROCKVILLE, MARYLAND 20852 PHONE (301) 881-9340 - FAX NO. (301) 881-0826 - www.sherwoodbrands.com